                                                                   Exhibit 99(a)

                   [SOUTH STREET FINANCIAL CORP. LETTERHEAD]



Press Release:


Tuesday, December 2, 1997


South Street Financial Corp. Declares Dividend


ALBEMARLE, NC, December 2, South Street Financial Corp., the holding company of Home Savings Bank of Albemarle, SSB announced today that its Board of Directors declared a one-time cash dividend of $6.00 per share to be paid on January 8, 1998 to shareholders of record on December 17, 1997. The Company anticipates that the dividend will be considered a return of capital thereby reducing the shareholder's basis in each share of South Street Financial Corp. stock and thus would not be taxable as a regular dividend.

Due to the magnitude of the dividend declared today in relation to South Street Financial Corp.'s share price, Nasdaq has determined that the Company's shares of common stock will trade ex-dividend on January 9, 1998. Shareholders are advised that if they sell their shares before the ex-dividend date, they will transfer the right to receive the special dividend to the buyer(s) of those shares.

South Street Financial Corp. is traded under the symbol "SSFC" on the Nasdaq National Market.


          Contact:  South Street Financial Corp.
                    Mr. R. Ronald Swanner
                    Executive Vice President
                    (704) 982-9184